UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2017

BLACKHAWK NETWORK HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

001-35882 (Commission File Number)
Delaware (State or other jurisdiction of incorporation)	43-2099257 (IRS Employer Identification No.)

6220 Stoneridge Mall Road
Pleasanton, CA 94588
(Address of Principal Executive Offices, including Zip Code)
(Registrant’s Telephone Number, Including Area Code): (925) 226-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2017, Blackhawk Network Holdings, Inc. (the “Company”) and JANA Partners LLC (“JANA”) entered into a Cooperation Agreement (the “Cooperation Agreement”).

Pursuant to the Cooperation Agreement, the Company has agreed to expand its Board of Directors (the “Board”) from eleven to thirteen members and appoint Robert Henske and Jeffrey H. Fox to fill the vacancies (the “New Directors”), no later than April 24, 2017. In addition, pursuant to the Cooperation Agreement, the Company agreed to include the New Directors on the Company’s slate of director nominees for the Company’s 2017 annual meeting of stockholders, which slate will include the eleven other current members of the Board.

The Company has agreed, pursuant to the terms of the Cooperation Agreement, to form a Cost Savings Committee of the Board that will conduct a review of opportunities to increase the Company’s cost savings. The New Directors, Steven A. Burd and Robert L. Edwards will join the Cost Savings Committee.
JANA has agreed to various customary standstill provisions for the duration of the Cooperation Period in the Cooperation Agreement, which provide, among other things, that JANA shall not: (i) acquire any ownership interest of 9.9% or more of the Common Stock outstanding at such time; (ii) sell securities of the Company to a third party that would result, to JANA’s knowledge, in such third party, together with its affiliates, owning more than 4.9% of the Common Stock outstanding at such time; and (iii) participate in a proxy solicitation with respect to the Company.

JANA has also agreed that, during the Cooperation Period, it will vote its shares (i) in favor of the re-election of (A) the New Directors and (B) all current directors of the Company nominated for re-election and (ii) in accordance with the Board’s recommendations on all other matters. The “Cooperation Period” means the period commencing on March 16, 2017 and terminating on the earlier of (i) the date that is thirty calendar days prior to any applicable deadline by which a shareholder must give notice to the Company of its intention to nominate a director for election at or bring other business before the 2018 Annual Meeting under the Company’s Bylaws, and (ii) a material breach by the Company of the Cooperation Agreement that is not cured within three days after receipt by the Company of written notice from JANA. The Cooperation Agreement terminates upon the expiration of the Cooperation Period. The Company’s obligations under the Cooperation Agreement generally terminate earlier if JANA commits a material breach of the Cooperation Agreement, and, if capable of being cured, such breach is not cured within three days after receipt by JANA of written notice from the Company.

JANA and the Company have each agreed, subject to certain exceptions, that during the Cooperation Period, neither will make or cause to be made any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages the other party or any of their current or former officers or directors.

The foregoing summary of the Cooperation Agreement is qualified in its entirety by the full terms and conditions of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2017, Jerry Ulrich, Chief Financial Officer of the Company, notified the Company of his intent to retire by the end of 2017 after eleven years of service to the Company. The Company is conducting a comprehensive search to identify Mr. Ulrich’s successor.

In addition, on March 16, 2017, William Y. Tauscher, Chairman of the Board and Head of International, notified the Company of his intent to resign from his international and corporate development responsibilities in 2017. Mr. Tauscher intends to continue serving as Chairman of the Board.

Item 7.01     Regulation FD Disclosure.

On March 20, 2017, the Company issued a press release announcing its entry into the Cooperation Agreement and certain other matters. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), nor shall such information be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description of Exhibit
10.1	Cooperation Agreement, dated March 16, 2017, by and between JANA Partners LLC and Blackhawk Network Holdings, Inc.
99.1	Press Release, dated March 20, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2017	BLACKHAWK NETWORK HOLDINGS, INC.
/s/ Kirsten Richesson
Name: Kirsten Richesson
Title: General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Cooperation Agreement, dated March 16, 2017, by and between JANA Partners LLC and Blackhawk Network Holdings, Inc.
99.1	Press Release, dated March 20, 2017.